Exhibit 10.1

    FIRST AMENDMENT TO LEASE AGREEMENT

This FIRST AMENDMENT TO LEASE AGREEMENT (this "Amendment") is entered into as of September 4, 2019, by and between SILICON VALLEY GATEWAY TECHNOLOGY CENTER, LLC, a Delaware limited liability company ("Landlord"), and ALLOGENE THERAPEUTICS, INC., a Delaware corporation ("Tenant").

    RECITALS

A.    Landlord and Tenant are parties to that certain Lease Agreement dated as of February 19, 2019 (the "Original Lease").
B.    Pursuant to the Original Lease, Landlord leases to Tenant, and Tenant leases from Landlord, certain space (the "Premises") consisting of approximately 117,889 rentable square feet of space (inclusive of approximately 4,325 rentable square feet of mezzanine area) comprising the entire interior of that certain building to be constructed and located at 7400 Gateway Boulevard, Newark, California (the "Building"), as more particularly described in the Original Lease.
C.    Pursuant to Paragraph 1(c) of the Original Lease, Tenant was granted a right of early access to the Premises, subject to the terms and conditions contained in such Paragraph 1(c).

D.    Tenant has requested that Landlord grant Tenant even earlier access to a certain portion of the Premises than the access rights provided by Paragraph 1(c) of the Original Lease.

E.    As a result of such request, Landlord and Tenant desire to amend the Original Lease to, among other things, (i) grant Tenant a right of earlier access to a certain portion of the Premises, and (ii) modify the scope of the Landlord Work and the Tenant Improvements, all in accordance with the terms and conditions set forth below.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.Defined Terms. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings ascribed to them in the Original Lease. The Original Lease, as amended hereby, shall herein and hereafter be referred to as the "Lease." All references in the Lease to the "Lease" shall herein and hereafter refer to the Original Lease, as amended hereby.
2.    Earlier Access. Subject to all Legal Requirements and Private Restrictions, Tenant may enter that certain portion of the Premises depicted on Exhibit A attached hereto (the "First Amendment Early Access Portion"), [i] approximately five (5) business days following the date Landlord completes installation of all of the fire sprinklers within the Building (but excluding the installation of the fire sprinklers under the mezzanine within the Building) (the “Sprinkler Work”) for the sole purposes of taking certain preparatory and mobilization measures in connection with performing the Tenant Improvements (including taking measurements and delivering toilets/wash stations, but in no event commencing construction or

1201967v5	1

Exhibit 10.1

delivering construction materials), and (II) approximately ten (10) business days following the date Landlord completes the Sprinkler Work, for the sole purposes of constructing the Tenant Improvements only (and not for the purpose of installing Tenant's furniture, fixtures and equipment), all in accordance with the terms and conditions contained in Exhibit B attached to the Original Lease, and taking other preparatory measures; provided, however, that Tenant shall not unreasonably interfere with the completion of any of the Landlord Work and/or any Punchlist Items. Landlord and Tenant shall reasonably cooperate (and shall cause their respective contractors, subcontractors and agents to cooperate) with each other in good faith to reasonably accommodate the construction scheduling of each party and in order that the work being performed by each party may be completed without material interference with the completion of the work being completed by the other party and without increase in cost to the other party; provided, however, notwithstanding the foregoing or anything herein to the contrary, Tenant acknowledges and agrees that in the event there is any conflict between the construction scheduling or activities for completion of Tenant's work and the Landlord Work, the completion of the Landlord Work shall take priority over the completion any Tenant's work and Tenant shall not interfere with (and Tenant shall cause its contractors, subcontractor and agents to not interfere with) the completion of the Landlord Work. Without limiting the other terms and conditions contained herein and/or in Paragraph 1(c) of the Original Lease, as a condition to Tenant's right to such early entry into the First Amendment Early Access Portion, Tenant shall be required to comply with all of the provisions of the Original Lease including, without limitation, the insurance and indemnity provisions contained in the Original Lease and with the provisions of the Original Lease governing the Tenant Improvements, but excluding only the obligation to pay Base Rent and Operating Expenses. Notwithstanding the foregoing or anything to the contrary contained in the Original Lease, in no event shall Tenant be permitted to stage and/or store any improvements, furniture, fixtures and/or equipment outside of the Building during any such early access period granted pursuant to this Section, and in no event shall Tenant access or enter into any portion the Premises until such time as Tenant has delivered to Landlord written evidence that Tenant has fulfilled its obligation to provide insurance pursuant to the provisions of the Lease. This Section does not grant rights for Tenant and/or any Tenant Party to enter into any other portion of the Premises other than the First Amendment Early Access Portion (nor shall Tenant and/or any Tenant Party be permitted to enter into any such other portions of the Premises except as expressly permitted by Paragraph 1(c) of the Original Lease). Such early entry to the First Amendment Early Access Portion in and of itself will not advance the Commencement Date. Tenant shall have no obligation to pay any Base Rent, utilities, or Operating Expenses until the Commencement Date has occurred, whereupon, subject to the Base Rent Credit, Base Rent, utilities, and Operating Expenses shall immediately commence. During any such early entry, Landlord shall not be responsible for any loss, including theft, damage or destruction to any work or material installed or stored by Tenant at the Premises or for any injury to Tenant or any Tenant Party. Landlord shall continue to have the right to post appropriate notices of non-responsibility in connection with any early entry by Tenant. Landlord anticipates completing the Sprinkler Work on or about September 23, 2019 (subject to extension for Force Majeure and/or Tenant Delays). Landlord shall notify Tenant approximately one (1) week prior to the scheduled completion of the Sprinkler Work to confirm that the completion of the Sprinkler Work is on schedule, and, if not on schedule, the anticipated completion date.
3.    Landlord Work. Tenant acknowledges and agrees that as inducement for Landlord allowing Tenant to access and begin work in the First Amendment Early Access Portion of the Premises prior to the date that Landlord would otherwise be obligated pursuant to Paragraph 1(c) of the Original Lease, the Landlord Work shall exclude and Landlord shall no longer be under any obligation to complete any of the following work (which work was previously included as part of the Landlord Work and Base Building

1201967v5	2

Exhibit 10.1

Specifications) and in no event shall Tenant be compensated (nor shall the Tenant Improvement Allowance be increased except as set forth in Section 5 of this Amendment below) for such reduction in the scope of the Landlord Work and/or modification to the Base Building Specifications:
(a)    Painting of the interior of the tilt-wall panels within the Building;
(b)    Painting of any interior columns and beams within the Building; and
(c)    Scrubbing and/or sealing the Building slab.
4.    Tenant Improvements. Tenant acknowledges and agrees that as an inducement for Landlord allowing Tenant to access and begin work in the First Amendment Early Access Portion of the Premises prior to the date that Landlord would otherwise be obligated pursuant to Paragraph 1(c) of the Original Lease, the following work shall now be included within the scope of the Tenant Improvements (such additional work shall hereinafter be referred to collectively as, "Additional Tenant Improvements") and Tenant shall be obligated to complete the same (in accordance with the terms and conditions contained in Exhibit B attached to the Original Lease) at Tenant's sole cost and expense (subject to use of funds from the Tenant Improvement Allowance, as applicable):
(a)    Paint the interior of all concrete walls and all gypsum board walls with two (2) coats of white latex paint.  Such work shall include painting the full panel area up to the roof of the Building but may exclude portions of the concrete walls which will be covered by Tenant Improvements;
(b)    Paint interior and exterior of the electrical room of the Premises with two (2) coats of white latex paint;
(c)    Paint the interior side of all hollow metal man doors and frames with two (2) coats of white latex paint;
(d)    Paint all interior steel columns (including brace frame) (i) up to ten (10) feet above finished floor level utilizing OSHA yellow and (ii) ten (10) feet above finished floor level to bottom of truss utilizing white paint (in each case no less than one coat primer and two coats finish);
(e)    Seal all areas of the Building slab that will not be receiving alternate floor finishes in conjunction with the Tenant Improvements.
(f)    Scrub Building slab and seal with two (2) coats Shur-Seal (or equivalent as may be approved by Landlord) per product recommendations;
(g)    Tenant shall ensure that the floor slab surface is mechanically and chemically scrubbed to remove all traces of the chemical bond breaker and curing compound and the floor is tested in accordance with applicable ASTM Standard prior to any floor finish installation (in connection with related floor finish to be installed with the Tenant Improvements). ASTM Standards F710, F1869 and F2170 require the Building to be at occupied temperature and humidity when the floor is tested for relative humidity or moisture vapor emission rates. Tenant and Tenant’s contractors must coordinate with Landlord the installation of floor finishes following the commissioning of the RTU’s and Building acclimation.

1201967v5	3

Exhibit 10.1

5.    Additional Tenant Improvement Allowance. In consideration of Landlord being relieved of the work described in Section 3 above, subject to and in accordance with the terms and conditions contained in Exhibit B attached to the Original Lease, Landlord and Tenant hereby agree that Tenant shall be entitled to an increase to the Tenant Improvement Allowance in the amount of Twenty-Six Thousand Dollars ($26,000.00); provided, however, that such additional Tenant Improvement Allowance shall be disbursed by Landlord solely for the cost incurred relating to the Additional Tenant Improvements set forth herein.
6.    Severability. Any provision of this Amendment which shall prove to be invalid, void, or illegal shall in no way affect, impair or invalidate any other provision hereof and such other provisions shall remain in full force and effect.
7.    Estoppel. Tenant warrants, represents and certifies to Landlord that to the best of Tenant’s knowledge, as of the date of this Amendment: (a) Landlord is not in default under the Lease; and (b) Tenant does not have any defenses or offsets to payment of rent and performance of its obligations under the Lease as and when same becomes due.
8.    Authority. Tenant has full power and authority to enter into this Amendment and the person signing on behalf of Tenant has been fully authorized to do so by all necessary corporate or partnership action on the part of Tenant.
9.    Further Assurances. Each of the parties hereto agrees to execute and deliver all such further documents and to take all such further actions as may be reasonably requested by the other party hereto to effectuate fully the terms and provisions of this Amendment, provided such documents or actions do not limit, reduce or impair the rights of the party upon whom such request is made.
10.    Binding Effect. This Amendment shall be binding upon and inure to the benefit of Landlord, its successors and assigns and Tenant and its permitted successors and assigns.
11.    Original Lease in Full Force. Except for those provisions which are inconsistent with this Amendment and those terms, covenants and conditions for which performance has heretofore been completed, all other terms, covenants and conditions of the Original Lease shall remain unmodified and in full force and effect. Landlord and Tenant ratify the Original Lease, as amended hereby.
12.    Electronic Signatures; Counterparts. Each party hereto, and their respective successors and assigns shall be authorized to rely upon the signatures of all of the parties hereto on this Amendment which are delivered by PDF or other electronic means as constituting a duly authorized, irrevocable, actual, current delivery of this Amendment with original ink signatures of each person and entity. This Amendment may be executed in counterparts, each of which shall be deemed an original part and all of which together shall constitute a single agreement.
[SIGNATURE PAGE FOLLOWS]

1201967v5	4

Exhibit 10.1

IN WITNESS WHEREOF, this Amendment is executed as of the day and year first set forth above.

LANDLORD:

SILICON VALLEY GATEWAY TECHNOLOGY CENTER, LLC,
a Delaware limited liability company

By:     /s/ Timothy Schaedler
Name:     Timothy Schaedler
Title:     Local Partner

TENANT:

ALLOGENE THERAPEUTICS, INC.,
a Delaware corporation

By:     /s/ Alison Moore
Name:     Alison Moore
Title:     Chief Technical Officer

1201967v5	5

Exhibit 10.1

EXHIBIT A

DEPICTION OF FIRST AMENDMENT EARLY ACCESS PORTION

ELECTRICAL ROOM
POTENTIAL OFFICE
POTENTIAL OFFICE
OVERALL FLOOR PLAN

Portion of Premises provided for Tenant work and staging

Portion of Premises provided for Tenant's portable toilets and wash stations only

KEYNOTES - FLOOR PLAN

GENERAL NOTES - FLOOR PLAN

FLOOR SLAB AND POUR STRIPS REQ.

PAINT NOTES

EXIT SYMBOL LEGEND

WALL LEGEND - ALL FLOOR PLANS

HPA architecture

hpa, inc.
18831 bardeen avenue, ste. #100
irvine, ca
92612
tel: 949-863-1770
fax: 949-863-0851
email: hpa@hparchs.com

Owner:

CLARION PARTNERS

PANATTONI

Project:

Gateway Newark

7200, 7300 & 7400 Gateway Blvd.
Newark, CA 94560

Consultants:

Civil:	K & W
Structural:	Miyamoto
Mechanical:	RFM
Plumbing:	RFM
Electrical:	RFM
Landscape:	Vista Parks
Fire Protection:	
Soils Engineer:	Cornerstone

Title: OVERALL FLOOR PLAN

Project Number:	17219
Drawn by:	A.C.
Date:	1/12/2018

Revisions:

ASI 1	03/29/2018
ASI 3	09/14/2018
ASI 5	10/10/2018
ASI 7	10/30/2018

Sheet:

1-A2.1

1201967v5	Exhibit A—Page 1